Exhibit 99.1

FOR IMMEDIATE RELEASE:

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Madeline Reynolds

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HarborOne Bancorp Names Anne Margulies to Board of Directors

(Brockton, MA) –June 1, 2022 – HarborOne Bancorp, Inc. (“HarborOne”) (NASDAQ:HONE), the holding company for HarborOne Bank, announced today that it has named Anne Margulies, former Chief Information Officer of Harvard University, to serve as the newest member of its Board of Directors.

Margulies has served with distinction in various leadership roles in higher education and the public sector over the last thirty-five years. As Harvard’s Chief Information Officer from 2010 to 2021, she managed information technology strategies, plans, and policies to serve all of the University schools. Margulies also served from 2002 to 2007 as the founding Executive Director of MIT OpenCourseWare, an internationally acclaimed initiative that allowed access to large swaths of the MIT curriculum free of charge. In the public sector, Margulies served as Assistant Secretary for Information Technology and Chief Information Officer for the Commonwealth of Massachusetts from 2007 to 2010.

“Anne’s deep understanding of communications and information technology and exceptional leadership skills, will help HarborOne choose its course as we continue to grow,” said Michael Sullivan, Chairman of the HarborOne Board and former US Attorney for Massachusetts and Acting Director of the U.S. Bureau of Alcohol, Tobacco, Firearms and Explosives (“ATF”).

HarborOne President and CEO Joseph F. Casey said the leadership positions that Margulies has held make her an ideal fit for the Board. “Anne has helped lead some of the most important institutions in the state, and the country, and has served in both the public and private sectors,” said Casey. “That kind of experience is invaluable. It is going to be a pleasure to have her as part of the team.”

Margulies serves on the board of directors of Henry Schein, Inc., a solutions company for health care professionals, a position she has held since 2018. She is also a board member at SomaLogic, a leading commercial-stage proteomics company.

“I’ve been extremely impressed with the rapid but thoughtful and strategic growth that has taken place at HarborOne over the last decade,” said Margulies. “This is a great team, a strong Board, and a company that has shown over and over its commitment to the communities it serves. I look forward to helping add to that outstanding record.”

As an independent Director, Ms. Margulies will bring to the table her significant expertise in information technology and security, and her deep experience in strategic planning and execution, to help steer HarborOne in the new digital banking era.

Anne Margulies lives with her husband in Boston, Massachusetts.

About HarborOne Bancorp
HarborOne Bancorp, Inc., headquartered in Massachusetts, is the holding company of HarborOne Bank, a Massachusetts-chartered savings bank with $4.6 billion in assets. HarborOne Bank serves the financial needs of consumers, businesses, and municipalities throughout Massachusetts and Rhode Island through a network of 30 full-service branches, and two commercial loan offices in Boston and Providence.  The Bank also provides a range of educational services through “HarborOne U,” with content and classes available on personal finance and small business delivered virtually as well as at community locations throughout Massachusetts and Rhode Island.  HarborOne Mortgage, LLC, a subsidiary of HarborOne Bank, is a full-service mortgage lender with offices throughout Massachusetts, Rhode Island, and New Hampshire and is licensed in seven additional states.